EXHIBIT 99.1

Atrion Reports Second Quarter  2024 Results

ALLEN, Texas, Aug. 08, 2024 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the second quarter ended June 30, 2024.

Revenues for the second quarter of 2024 totaled $48.8 million compared to $43.8 million for the same period in 2023. For the just ended quarter, operating income was $0.5 million, down $6.8 million from the comparable 2023 period, and net income was $0.4 million, down $6.2 million from the same period in 2023. Operating income was significantly impacted by the accrual of $5.0 million in acquisition-related expenses discussed below. Second quarter 2024 diluted earnings per share were $0.23 compared to $3.73 for the second quarter of 2023.

Commenting on the results for the second quarter of 2024 compared to the prior year period, David Battat, President and CEO, stated, “We were pleased to see strong revenue growth of 11%. Adjusting for the accrual of expenses relating to the merger with Nordson Corporation announced May 28, 2024, operating income was $5.5 million, down 25% from the prior year period. Our MPS consoles showed particularly strong growth, with sales up 22% and MPS disposables sales up 21%. We saw continued recovery in our fluid delivery products, with certain product families showing double-digit revenue increases compared to the prior year period. We continued to halt some fluid delivery production lines to reduce inventories accumulated as the result of the supply chain disruptions in 2023. While this halt resulted in under-absorption of overhead and negatively impacted operating income, the value of inventories declined 10% from the first to the second quarters of this year and are 18% lower than they were December 31, 2023.”

Mr. Battat concluded, “As of June 30, 2024, cash and short- and long-term investments totaled $23.2 million. We remain debt free.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Contact:	Cindy Ferguson Vice President and Chief Financial Officer (972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues	$48,773	$43,838	$96,107	$83,831
Cost of goods sold	32,926	26,584	67,909	51,496
Gross profit	15,847	17,254	28,198	32,335
Operating expenses	15,313	9,875	24,522	20,486
Operating income	534	7,379	3,676	11,849

Interest and dividend income	388	127	544	367
Other investment income (loss)	(542)	98	(651)	(623)
Other income	23	29	37	39
Interest expense	--	(27)	--	(27)
Income before income taxes	403	7,606	3,606	11,605
Income tax provision	(1)	(1,043)	(412)	(1,557)
Net income	$402	$6,563	$3,194	$10,048

Income per basic share	$0.23	$3.73	$1.81	$5.71

Weighted average basic shares outstanding	1,761	1,760	1,761	1,761

Income per diluted share	$0.23	$3.73	$1.81	$5.70

Weighted average diluted shares outstanding	1,763	1,761	1,762	1,762

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	June 30,	Dec 31,
ASSETS	2024	2023
	(Unaudited)
Current assets:
Cash and cash equivalents	$11,462	$3,565
Short-term investments	6,124	2,691
Total cash and short-term investments	17,586	6,256
Accounts receivable	26,555	23,029
Inventories	67,641	82,307
Prepaid expenses and other	7,480	3,173
Total current assets	119,262	114,765
Long-term investments	5,624	8,165
Property, plant and equipment, net	122,905	125,347
Other assets	12,563	12,548

	$260,354	$260,825

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	17,537	12,621
Other non-current liabilities	3,944	5,315
Stockholders’ equity	238,873	242,889

	$260,354	$260,825

ATRION CORPORATION NON-GAAP FINANCIAL INFORMATION (In thousands)

This release includes a reference to non-GAAP operating income that excludes merger-related expenses accrued in the second quarter of 2024. This financial measure is not prepared in accordance with GAAP. The operating income excluding the merger accrual is calculated by increasing operating income by the amount of the merger-related expenses.

We believe that this non-GAAP measure provides insight into our operating income performance. However, this non-GAAP financial measure may not be comparable to similarly titled non-GAAP financial measures used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for GAAP financial measures. and are supplemental to the comparable GAAP measures.

Reconciliation to the most directly comparable GAAP measure is provided in the table below.

	Three Months Ended June 30,
	2024	2023	Change
Revenues	$48,773	$43,838	11%
Cost of goods sold	32,926	26,584
Gross profit	15,847	17,254

Operating income	534	7,379
Add: merger accrual	5,000	-
Operating income excluding merger accrual	5,534	7,379	(25%)